EXHIBIT A:

Attachment to item 77K: Changes in Registrant's certifying accountant

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Exhibits

EXHIBIT A:

Kaufman, Rossin & Co., P.A. ("KRC"), the independent auditors and independent registered public accounting firm to Herzfeld Caribbean Basin Fund, Inc. (the "Registrant") informed the Registrant in a letter dated February 7, 2006 that it has resigned as independent auditors and independent registered public accounting firm to the Registrant.

KRC's reports on the Registrant's financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and through February 7, 2006: (i) there were no disagreements with KRC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KRC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years; and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that KRC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements with respect to KRC. A copy of such letter, dated February 13, 2006, is filed as an Exhibit to this Form N-SAR.